                      Standard Form of Agreement Between
              Owner and Contractor where the basis of payment is
                    the Cost of the Work Plus a Fee with or
                      without a Guaranteed Maximum Price

                     AIA Document A111 - Electronic Format

THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES: CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION. AUTHENTICATION OF THIS ELECTRONICALLY DRAFTED AIA DOCUMENT MAY BE MADE BY USING AIA DOCUMENT D401.

The 1981 Edition of AIA Document A201, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless this document is modified. This document has been approved and endorsed by The Associated General Contractors of America.

Copyright 1920, 1925, 1951, 1958, 1961, 1967, 1974, 1978, 1987 by The American
institute of Architects, 1735 New York Avenue N W., Washington D C 20006-5292 Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will be subject to legal prosecution.

AGREEMENT

made as of the 17th day of November in the year of Nineteen Hundred and Ninety - seven.

BETWEEN the Owner:
(Name and address)
STILLWATER NATIONAL BUILDING CORP.
----------------------------------
2431 East 61st Street, Suite 170
--------------------------------
TULSA, OK 74136
---------------

and the Contractor:
(Name and address)
FLINTCO, INC., 1624 WEST 21ST STREET. P.O. BOX 490, TULSA, OK 74101-0490
------------------------------        ----------------------------------

the Project is:
(Name and address)
STILLWATER NATIONAL BANK
------------------------
1500 SOUTH UTICA
----------------
TULSA, OK 74120
---------------

the Architect is:
(Name and address)
GARY SPARKS COMPANIES, 1336 EAST 15th STREET, TULSA, OK 74120
-------------------------------------------------------------

The Owner and Contractor agree as set forth below.



AIA DOCUMENT Al I I - OWNER-CONTRACTOR AGREEMENT - TENTH EDITION - AIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N.W., WASHINGTON D.C. 20006-5292. Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution. . This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.

ELECTRONIC FORMAT A111-1987
USER DOCUMENT SLWRR1 11.DOC - 10/28/1997. AIA LICENSE NUMBER 101015, Which EMPIRES ON 9/7/1998 - PAGE #1

                                   ARTICLE 1
                            THE CONTRACT DOCUMENTS

1.1 The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 16. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern.

                                   ARTICLE 2
                           THE WORK OF THIS CONTRACT

2.1 The Contractor shall execute the entire Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others, or as follows:

                                   ARTICLE 3
                          RELATIONSHIP OF THE PARTIES

3.1 The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and utilize the Contractor a best skill, effects and judgment in furthering the interests of the Owner: to furnish efficient business administration and supervision: to make best efforts to furnish at all times an adequate supply of workers and materials: and to perform the Work in the best way and most expeditious and economical manner consistent with the interests of the Owner. The Owner agrees to exercise best efforts to enable the Contractor to perform the Work in the best way and most expeditious manner by furnishing and approving in a timely way information required by the Contractor and making payments to the Contractor in accordance with requirements of the Contract Documents.

                                   ARTICLE 4
                DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1 The date of commencement is the date from which the Contract Time of Subparagraph 4.2 is measured: it shall be the date of this Agreement, as first written above, unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.

(Insert the dale of commencement, if it differs from the ale of this Agreement o, if applicable, state that the date will be fixed in a notice to proceed.)

Construction commenced Februarv 3,1997 {demolition)
---------------------------------------------------

Unless the date of commencement is established by a notice to proceed issued by the Owner, the Contractor shall notify the Owner in writing not less than five days before commencing the Work to permit timely filing of mortgages, mechanic s liens and other security interests.

4.2 The Contractor shall achieve Substantial Completion of the entire Work not later than

(Insert the calendar date or number of calendar days after the date of commencement. Also insert any requirements for earlier Substantial Completion of certain portions of the Work, if not stated elsewhere in the Contract Documents.)

Anticipated Substantial Completion is November 1,1998
-----------------------------------------------------

, subject to adjustments of this Contract Time as provided in the Contract Documents.
(Insert provisions if any for liquidated damages relating to failure to complete on rime J

                                   ARTICLE 5
                                  CONTRACT SUM

AIA DOCUMENT Al l t - OWNER CONTRACTOR AGREEMENT - TENTH EDITION - AIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHITECTS 1735 NEW YORK AVENUE N W. WASHtNGTON D C. 2000b-5292. Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution. This document was electronically produced with Permission of the AIA and can be reproduced without violation until the date of expiration as noted below.

Electronic Format A III -1987
User Document: SLWTR111. DOC--10/28/1997. AIA License N umber 10 1 0 15, which expires on 917/1998--Page #2

5.1 The Owner shall pay the Contractor in current funds for the Contractor's performance of the Contract the Contract Sum consisting of the Cost of the Work as defined in Article 7 and the Contractor's Fee determined as follows:

(State a lump sum percentage of Cast of the Work or other provision for determining the Contractor's Fee, and explain how the Contractor's Fee is to be adjusted for changes in the Work.)

Flintco's overhead and fee: 4% of the total cost of the work including general requirements and architect's construction document ohase work.

5.2 GUARANTEED MAXIMUM PRICE (IF APPLICABLE)

5.2.1 The sum of the Cost of the Work and the Contractors Fee is guaranteed by the Contractor not to exceed Six Million Two Hundred Sixty-eight Thousand Eight Hundred Eighty-six and No/100 Dollars ($6,268.886.00), subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.

(Insert specific provisions if the Contractor is to participate in any savings.) Refer to Exhibit "A" for Allowances in this price and Exhibit "B" for fixed fee breakdown.

5.2.2 The Guaranteed Maximum Price is based upon the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:

(State the numbers or other identification of accepted alternates, but only if a Guaranteed Maximum Price is inserted in Subparagraph 5.2.1. If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement attach a schedule of such alternates showing the amount for each and the date until which that amour is valid.)

5.2.3 The amounts agreed to for unit prices, if any, are as follows: (State unit prices only If a Guaranteed Maximum Price is inserted in Subparagraph 5.2.1)

                                   ARTICLE 6
                              CHANGES IN THE WORK

6.1 CONTRACTS WITH A GUARANTEED MAXIMUM PRICE

6.1.1 Adjustments to the Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Subparagraph 7.3,3 of the General Conditions,

6.1.2 In calculating adjustments to subcontracts (except those awarded with the Owner's prior consent on the basis of cost plus a fee), the terms "cost" and "fee" as used in Clause 7.3.3,3 of the General Conditions and the terms "costs" and "a reasonable allowance for overhead and profit" as used in Subparagraph 7.3 6 of the General Conditions shall have the meanings assigned to them in the General Conditions and shall not be modified by Articles 5, 7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner's prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

6.1.3 In calculating adjustments to this Contract, the terms "cost" and "costs" as used in the above-referenced provisions of the General Conditions shall mean the Cost of the Work as defined in Article 7 of this Agreement and the terms "fee" and "a reasonable allowance for overhead and profit" shall mean the Contractor's Fee as defined in Paragraph 5.1 of this Agreement. For chances in the work, all related General Condition items will be priced in the change and then a fee of four Percent (4%) will be calculated against the total change.

6.2 CONTRACTS WITHOUT A GUARANTEED MAXIMUM PRICE

6.2.1 Increased costs for the items set forth in Article 7 which result from changes in the Work shall become part of the Cost of the Work, and the Contractor's Fee shall be adjusted as provided in Paragraph 5,1,

6.3 ALL CONTRACTS

6.3.1 If no specific provision is made in Paragraph 5,1 for adjustment of the Contractor's Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Paragraph 5,1 will cause

AIA DOCUMENT AIII - OWNER-CONTRACTOR AGREEMENT - TENTH EDITION - AIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1785 NEW YORK AVENUE N.W.. WASHINGTON D C 20005292 Unlicensed photocopying violates U. S. copyright laws and is subject to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.

Electronic Format A 111-1987
User Document: SLWFR111 DOG--10/28/1997 AIA License Number 101015, which expires on 917/1998 - Page#3

--------------------------------------------------------------------------------
substantial inequity to the Owner or Contractor, the Contractor's Fee shall be equitably adjusted on the basis of the Fee established for the original Work.

                                   ARTICLE 7
                             COSTS TO BE REIMBURSED

7.1 The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

7.1.1 LABOR COSTS

7.1.1.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner's agreement, at off-site workshops.

7.1.1.2 Wages or salaries of the Contractor's supervisory and administrative personnel when stationed at the site with the Owner's agreement.

(If it is intended that the wages or salaries of certain personnel stationed at the Contractors principal or other offices shall be included in the Cost of the Work, identify in Article 14 the personnel to be included and whether for all or only part of their time.)

7.1.1.3 Wages and salaries of the Contractor's supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

7.1.1.4 Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Clauses 7.1.1.1 through 7.1.1.3.

7.1.2 SUBCONTRACT COSTS
Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts.

7.1.3 COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED
CONSTRUCTION

7.1.3.1 Costs, including transportation. of materials and equipment incorporated or to be incorporated in the completed construction.

7.1.3.2 Costs of materials described in the preceding Clause 7.1.3.1 in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materials, if any, shall be handed over to the Owner at the completion of the Work or, at the Owner's option, shall be sold by the Contractor; amounts realized, if any, from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

7.1.4 COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

7.1.4.1 Costs, including transportation, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

7.1.4.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof.

AIA DOCUMENT AIII - OWNER-CONTRACTOR AGREEMENT - TENTH EDITION - AIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHITECTS. 1735 NEW YORK AVENUE N. W., WASHINGTON D. C. 20006 5292. Unlicensed photocopying violates U. S. copyright laws and is subject to legs prosecution. . This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.

ELECTRONIC FORMAT AL11-1987
User Document: SLVvTR111.DOC -10/28/1997. AlA License Number 101015, which expires on 9/7/1998 - Page#4

7.1.4.3 Costs of removal of debris from the site.

7.1.4.4 Costs of telegrams and long-distance telephone calls, postage and delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

7.1.4.5 That portion of the reasonable travel and subsistence expenses of the Contractor's personnel incurred while traveling in discharge of duties connected with the Work.

7.1.5 MISCELLANEOUS COSTS

7.1.5.1 That portion directly attributable to this Contract of premiums for insurance and bonds.

7.1.5.2 Sales, use or similar taxes imposed by a governmental authority which are related to the Work and for which the Contractor is liable.

7.1.5.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

7.1.5.4 Fees of testing laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of the General Conditions or other provisions of the Contract Documents and which do not fall within the scope of Subparagraphs 7.2.2 through 7.2.4 below.

7.1.5.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents: the cost of defending suits or claims for infringement of patent rights arising from such requirement by the Contract Documents; payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner's consent: provided, however, that such costs of legal defenses, judgment and settlements shall not be included in the calculation of the Contractor's Fee or of a Guaranteed Maximum Price, if any, and provided that such royalties, fees and costs are not excluded by the last sentence of Subparagraph 3.17.1 of the General Conditions or other provisions of the Contract Documents.

7.1.5.6 Deposits lost for causes other than the Contractor's fault or negligence.

7.1.6 OTHER COSTS

7.1.6.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner. The Contractor can self-perform, with the Owner's consent, any portion of the Work at a mutuallv agreed upon price. This will be a lump_sum amount that is billed as a percent complete of the scheduled value on the payment application.

7.2 EMERGENCIES: REPAIRS TO DAMAGED, DEFECTIVE OR NONCONFORMING WORK
The Cost of the Work shall also include costs described in Paragraph 7.1 which are incurred by the Contractor:

7.2.1 In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and progeny, as provided in Paragraph 10.3 of the General Conditions.

7.2.2 In repairing or correcting Work damaged or improperly executed by construction workers in the employ of the Contractor, provided such damage or improper execution did not result from the fault or negligence of the Contractor or the Contractor's foremen, engineers or superintendents, or other supervisory, administrative or managerial personnel of the Contractor.

7.2.3 In repairing damaged Work other than that described in Subparagraph 7.2.2, provided such damage did not result from the fault or negligence of the Contractor or the Contractor's personnel, and only to the extent that the cost of such repairs is not recoverable by the Contractor from others and the Contractor is not compensated therefor by insurance or otherwise.

7.2.4 In correcting defective or nonconforming Work performed or supplied by a Subcontractor or material supplier and not corrected by them, provided such defective or nonconforming Work did not result from the fault or neglect of the Contractor or the

AIA DOCUMENT AIII - OWNER CONTRACTOR AGREEMENT . TENTH EDITION - AIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N. W., WASHINGTON D. C. 20006-6292. Unlicensed photocopying violates U. S. copyright laws and is subject to legal prosecution. . This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.

Electronic Format A l l l-1987
User Document: SLVvTR111.DOC -10128/1997. AIA License Number 101015, which expires on 9/7/1998 - Page#5

Contractor's personnel adequately to supervise and direct the Work of the Subcontractor or material supplier, and only to the extent that the cost of correcting the defective or nonconforming Work is not recoverable by the Contractor from the Subcontractor or material supplier.

                                   ARTICLE 8
                           COSTS NOT TO BE REIMBURSED

8.1 The Cost of the Work shall not include:

8.1.1 Salaries and other compensation of the Contractor's personnel stationed at the Contractor's principal office or offices other than the site office, except as specifically provided in Clauses 7.1.1.2 and 7.1.1.3 or as may be provided in
Article 14.

8.1.2 Expenses of the Contractor's principal office and offices other than the site office.

8.1.3 Overhead and general expenses, except as may be expressly included in
Article 7.

8.1.4 The Contractor's capital expenses, including interest on the Contractor's capital employed for the Work.

  8.1.5 Rental costs of machinery and equipment, except as specifically provided in Clause 7.1.4.2.

  8.1.6 Except as provided in Subparagraphs 7.2.2 through 7.2.4 and Paragraph
13.5 of this Agreement, costs due to the fault or negligence of the Contractor, Subcontractors, anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable, including but not limited to costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and making good damage to property not forming part of the Work.

8.1.7 Any cost not specifically and expressly described in Article 7.

8.1.8 Costs which would cause the Guaranteed Maximum Price, if any, to be exceeded.

                                   ARTICLE 9
                         DISCOUNTS, REBATES AND REFUNDS

9.1 Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments: otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

9.2 Amounts which accrue to the Owner in accordance with the provisions of Paragraph 9.1 shall be credited to the Owner as a deduction From the Cost of the Work.

                                   ARTICLE 10
                       SUBCONTRACTS AND OTHER AGREEMENTS

10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor's own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner will then determine, with the advice of the Contractor and subject to the reasonable objection of the Architect, which bids will be accepted. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids: however, if a Guaranteed Maximum Price has been established, the Owner may not prohibit the Contractor from obtaining bids from others. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

AIA DOCUMENT Alll - OWNER-CONTRACTOR AGREEMENT - TENTH EDITION - AIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N. W, WASHINGTON D.C. 20006 5292. Unlicensed photocopying violates U. s. copyright laws and is subject to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.

Electronic Format A l l 1-1987
User Document: SLv'vTR111.DOC --10/28/1997. AIA License Number 101015, which expires on 9/7/1998--Page #6

10.2 If a Guaranteed Maximum Price has been established and a specific bidder among those whose bids are delivered by the Contractor to the Architect (1) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid which conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted: then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3 Subcontracts or other agreements shall conform to the payment provisions of Paragraphs 12.7 and 12.8, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

                                   ARTICLE 11
                               ACCOUNTING RECORDS

11.1 The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's accountants shall be afforded access to the Contractor's records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

                                   ARTICLE 12
                               PROGRESS PAYMENTS

12.1 Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

12.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

12.3 Provided an Application for Payment is received by the Architect not later than the 1st day of a month, the Owner shall make payment to the Contractor not later than the 10th day of the month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than 10 days after the Architect receives the Application for Payment.

12.4 With each Application for Payment the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor's Fee; plus (3) payrolls for the period covered by the present Application for Payment; plus (4) retainage provided in Subparagraph 12.5.4, if any, applicable to prior progress payments.

12.5 CONTRACTS WITH A GUARANTEED MAXIMUM PRICE

12.5.1 Each Application for Payment shall be based upon the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor's Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor's Applications for Payment.

12.5.2 Applications for Payment shall show the percentage completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed or (2) the percentage obtained by dividing (a) the expense which has actually been

AIA DOCUMENT AIII - OWNER-CONTFACTOR AGREEMENT - TENTH EDITION - AIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHITECTS 1735 NEW YORK AVENUE N.W., WASHINGTON D C. 20006-5292. Unlicensed photocopying violates U. S. copyright laws and is subject to legal prosecution. . This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.

Electronic Format A111-1987
User Document: SLVvTR11
1.DOC -10/2811997. AIA License Number 101015, which expires on 9/7/1998 - Page
#7
incurred by the Contractor on account of that portion of the Work for Which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

12.5.3 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

12.5.3.1 Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of the General Conditions, even though the Guaranteed Maximum Price has not yet been adjusted by Change Order.

12.5 3.2 Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitable stored off the site at a location agreed upon in writing.

12.5.3.3 Add the Contractor's Fee, less retainage of zero percent (0%). The
                                                     -----
Contractor's Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Paragraph S.l or, if the Contractor's Fee is stated as a fixed sum to that Paragraph, shall be an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion.

12.5.3.4 Subtract the aggregate of previous payments made by the Owner.

12.5.3.5 Subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner's accountants in such documentation.

12.5.3.6 Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph 9. 5 of the General Conditions.

12.5.4 Additional retainage, if any, shall be as follows:

(If it is intended to retain additional amounts from progress payments to the Contractor beyond (I) the retainage from the Contractors Fee provided in Clause
12.5.3.3. (2) the retainage from Subcontractors provided in Paragraph 12.7 below, and (3) the retainage, if any, provided by other provisions of the Contract. Insert provision for such additional retainage here. Such provision, if made, should also describe any arrangement for limiting or reducing the amount retained after the Work reaches a certain state of completion.)

12.6 CONTRACTS WITHOUT A GUARANTEED MAXIMUM PRICE

12.6.1 Applications for Payment shall show the Cost of the Work actually incurred by the Contractor through the end of the period covered by the Application for Payment and for which the Contractor has made or intends to make actual payment prior to the next Application for Payment.

12.6.2 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

12.6.2.1 Take the Cost of the Work as described in Subparagraph 12.6.1.

12.6.2.2 Add the Contractor's Fee, less retainage of percent (%). The Contractor's Fee shall be computed upon the Cost of the Work described in the preceding Clause 12.6.2.1 at the rate stated in Paragraph 5.l or, if the Contractor's Fee is stated as a fixed sum in that Paragraph, an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work in the preceding Clause bears to a reasonable estimate of the probable Cost of the Work upon its completion.

12.6.2.3 Subtract the aggregate of previous payments made by the Owner.

12.6.2.4 Subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.4 or to

AIA DOCUMENT AIII - OWNER-CONTRACTOR AGREEMENT - TENTH EDITION - AIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHECTS. 1735 NEW YORK AVENUE N. W., WASHINGTON DC 20006-5292. Unlicensed photocopying violates U. S. copyright laws and is subject to legal prosecution . This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.

Electronic Format A 1 11-1987
User Document: SLWTR11 1.DOC - 10/28/1997. AIA License Number 101015, which expires on 9f711998 - Page #8 substantiate prior Applications for Payment or resulting from errors subsequently discovered by the Owner's accountants an such documentation.

12.6.2.5 Subtract amounts, if any, for which the Architect has withheld or withdrawn a Certificate for Payment as provided in the Contract Documents.

12.6.3 Additional retainage, if any, shall be as follows:

12.7 Except with the Owner's prior approval, payments to Subcontractors included in the Contractor's Applications for Payment shall not exceed an amount for each Subcontractor calculated as follows:

12.7.1 Take that portion of the Subcontract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Subcontractor's Work by the share of the total Subcontract Sum allocated to that portion in the Subcontractor's schedule of values, less retainage of zero
                                                                          ----
percent (0%). Pending final determination of amounts to be paid to the Subcontractor for changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3 7 of the General Conditions even though the Subcontract Sum has not yet been adjusted by Change Order.

12.7.2 Add that portion of the Subcontract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing, less retainage of ten percent (10%).

12.7.3 Subtract the aggregate of previous payments made by the Contractor to the Subcontractor.

12.7.4 Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment by the Owner to the Contractor for reasons which are the fault of the Subcontractor.

12.7.5 Add, upon Substantial Completion of the entire Work of the Contractor, a sum sufficient to increase the total payments to the Subcontractor to one hundred_percent (100%) of the Subcontract Sum, less amounts, if any, for incomplete Work and unsettled claims; and, if final completion of the entire Work is thereafter materially delayed through no fault of the Subcontractor, add any additional amounts payable on account of Work of the Subcontractor in accordance with Subparagraph 9.10.3 of the General Conditions.

(If it is intended, prior to Substantial Completion of the entire Work of the Contractor, to reduce or limit the retainage from Subcontractors resulting from the percentages inserted in Subparagraphs 12.7.1 and 12.7.2 above, and this is not explained elsewhere in the Contract Documents, insert here provisions for such reduction or limitation.)

The Subcontract Sum is the total amount stipulated in the subcontract to be paid by the Contractor to the Subcontractor for the Subcontractor's performance of the subcontract.

12.8 Except with the Owner's prior approval, the Contractor shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

12.9 In taking action on the Contractor's Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Architect has made a detailed examination, audit, or arithmetic verification of the documentation submitted in accordance with Paragraph 12.4 or other supporting data: that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner's accountants acting in the sole interest of the Owner.

                                   ARTICLE 13
                                 FINAL PAYMENT

AIA DOCUMENT AIII OWNER-CONTRACTOR AGREEMENT - TENTH EDITION - AIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHITECTS. 1735 NEW YORK AVENUE N W, WASHINGTON D. C. 20006-5292. Unlicensed photocopying violates US. copyright laws and is subject to legal prosecution. . This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.

Electronic Format A111-1987
User Document:
SLvVTR111.DOC -10/28/1997, AIA License Number 101015, Which expires on 9/7/1998
- Page#9

13.1 Final payment shall be made by the Owner to the Contractor when (1) the Contract has been fully performed by the Contractor except for the Contractor's responsibility to correct defective or nonconforming Work, as provided in Subparagraph 12.2.2 of the General Conditions, and to satisfy other requirements, if any, which necessarily survive final payment; (2) a final Application for Payment and a final accounting for the Cost of the Work have been submitted by the Contractor and reviewed by the Owner's accountants; and
(3) a final Certificate for Payment has then been issued by the Architect; such final payment shall be made by the Owner not more than 30 days after the issuance of the Architect's final Certificate for Payment, or as follows:

13.2 The amount of the final payment shall be calculated as follows:

13.2.1 Take the sum of the Cost of the Work substantiated by the Contractor's final accounting and the Contractor's Fee; but not more than the Guaranteed Maximum Price, if any.

13.2.2 Subtract amounts, if any, for which the Architect withholds, in whole or in part, a final Certificate for Payment as provided in Subparagraph 9.5.1 of the General Conditions or other provisions of the Contract Documents

13.2.3 Subtract the aggregate of previous payments made by the Owner.

If the aggregate of previous payments made by the Owner exceeds the amount due the Contractor, the Contractor shall reimburse the difference to the Owner.

13.3 The Owner's accountants will review and report in writing on the Contractor's final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner's accountants report to be substantiated by the Contractor's final accounting, and provided the other conditions of Paragraph 13.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner's accountants, either issue to the Owner a final Certificate for Payment with a copy to the Contractor. or notify the Contractor and Owner in writing of the Architect's reasons for withholding a certificate as provided in Subparagraph 9.5 1 of the General Conditions. The time periods stated in this Paragraph 13.3 supersede those stated in Subparagraph 9.4.1 of the General Conditions.

13.4 if the Owner's accountants report the Cost of the Work as substantiated by the Contractor's final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand arbitration of the disputed amount without a further decision of the Architect. Such demand for arbitration shall be made by the Contractor within 30 days after the Contractor's receipt of a copy of the Architect's final Certificate for Payment: failure to demand arbitration within this 30-day period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the Contractor. Pending a final resolution by arbitration, the Owner shall pay the Contractor the amount certified in the Architect's final Certificate for Payment.

13.5 If, subsequent to final payment and at the Owner's request. the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor's Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment. but not in excess of the Guaranteed Maximum Price, if any. If the Contractor has participated in savings as provided in Paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

                                   ARTICLE 14
                            MISCELLANEOUS PROVISIONS

14.1 Where reference is made in this Agreement to a provision of the General Conditions or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

14.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof at the legal rate prevailing from time to time at the place where the Project is located.

(Insert rate of interest agreed upon, if any.)
TEN PERCENT (10%)
-------------

(Usury laws and requirements under the Federal Truth in Lending Act, similar stale and local consumer credit taws and other regulations at the Owners and

AIA DOCUMENT AIII - OWNER-CONTRACTOR AGREEMENT - TENTH EDITION - AIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHITECTS. 1785 NEW YORK AVENUE N W., WASHINGTON D.C. 20006-52(o)2. Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution. . This document was electronically produced with permission of the AIA and can be reproduced without violation until the dale of expiration as noted below.

Electronic Format Al 11-1987
User Document: SLVvTR1 1 1.DOC -1 0/2811997. AlA License Number 1 0101 5, which expires on gl711 998 - Page #10

Contractor's principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers)

14.3 Other provisions:
Personnel stationed at Contractor's Principal offices:
------------------------------------------------------
Project Manager - Full-time
---------------------------
Estimator - Part-time
---------------------
Scheduler - Part-time
---------------------
Director of Safety - Part-time
------------------------------
Director of Quality Control - Part-time
---------------------------------------

                                   ARTICLE 15
                           TERMINATION OR SUSPENSION

15.1 The Contract may be terminated by the Contractor as provided in Article 14 of the General Conditions; however, the amount to be paid to the Contractor under Subparagraph 14.1.2 of the General Conditions shall not exceed the amount the Contractor would be entitled to receive under Paragraph 15.3 below, except that the Contractor's Fee shall be calculated as if the Work had been fully completed by the Contractor, including a reasonable estimate of the Cost of the Work for Work not actually completed.

15.2 If a Guaranteed Maximum Price is established in Article 5, the Contract may be terminated by the Owner for cause as provided in Article 14 of the General Conditions: however, the amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of the General Conditions shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed the amount the Contractor would be entitled to receive under Paragraph 15.3 below.

15.3 If no Guaranteed Maximum Price is established in Article 5, the Contract may be terminated by the Owner for cause as provided in Article 14 of the General Conditions; however, the Owner shall then pay the Contractor an amount calculated as follows:

15.3.1 Take the Cost of the Work incurred by the Contractor to the date of termination.

15.3.2 Add the Contractor's Fee computed upon the Cost of the Work to the date of termination at the rate stated in Paragraph 5. I or, if the Contractor's Fee is stated as a fixed sum in that Paragraph, an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion.

15.3.3 Subtract the aggregate of previous payments made by the Owner. The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor which the Owner elects to retain and which is not otherwise included in the Cost of the Work Under Subparagraph 15.3.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 15, execute and deliver all such papers and rake all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

15.4 The Work may be suspended by the Owner as provided in Article 14 of the General Conditions; in such case, the Guaranteed Maximum Price, if any, shall be increased as provided in Subparagraph 14.3.2 of the General Conditions except that the term "cost of performance of the Contract" in that Subparagraph shall be understood to mean the Cost of the Work and the term "profit" shall be understood to mean the Contractor's Fee as described in Paragraphs 5.1 and 6.3 of this Agreement.

                                   ARTICLE 16
                       ENUMERATION OF CONTRACT DOCUMENTS

16.1 The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

AIA DOCUMENT AIII OWNER ~ CONTRACTOR AGREEMENT - TENTH EDITION - VIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHITECTS, 1735 NEW YORK AVENUE N. W.. WASHINGTON D.C.20006-5292. Unlicensed photocopying violates U.S. copyright laws and is subject to legal prosecution This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.

ELECTRONIC FORMAT AL t 1-1987
User Document: SLWTR111.DOC - 10/28/1997. AIA LICENSE NUMBER 101015, WHICH EXPIRES ON 9/7/1998 - Page#11

16.1.4 The Specifications are those contained in the Project Manual dated as in Paragraph 18.1.3, and are as follows:
(Either list me Specifications here to an exhibit attached to this Agreement).

SECTION                              TITLE                              PAGES

SEE ATTACHED EXHIBIT "C"

16.1.5 The Drawings are as follows, and are dated September 19, 1997 unless a different date is shown below:
(Either list me Specifications here to an exhibit attached to this Agreement).

NUMBER                               TITLE                              DATE
SEE ATTACHED EXHIBIT "D"

16.1.6 The Addenda, if any, are as follows:
NUMBER                               DATE                               PAGES
1                                    September 23, 1997                 13
2                                    October 13,1997                    20
2 Bid package #10-26                 October 13, 1997                   4
1 Asbestos Abatement Bid Package     March 24, 1997                     1
1 Bid Package #5                     July 31, 1997                      2
1 Bid Package #4                     August 1,1997                      2
2 Bid Package #4                     August 1,1997                      2
1 Bid Package #7                     August 25, 1997                    2
2 Bid Package #7                     August 25, 1997                    1
3 Bid Package #7                     August 26, 1997                    4

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this
Article 16.

16.1.7 Other Documents, if any, forming part of the Contract Documents are as follows:

(List here ANY additional documents which are intended to form part of the Contact Documents. The General Conditions provide that bidding requirements such as advertisement of invitation to bid, instructions to Bidders, sample forms and the Contractor's bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only V intended to be part of the Contract Documents.)

This Agreement entered into as of the day and year first written above and is executed in at least three original copies of which one is to be deliver7l/o,je Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

OWNER                                CONTRACTOR

(SIGNATURE)                          (SIGNATURE)

Robert L. McCormick, Jr., CEO        W. Lowell Heck-V.P.
(Printed name and title)             (Printed name and title)

AlA DOCUMENT AIII - OWNER-CONTRACTOR AGREEMENT - TENTH EDITION - AIA - COPYRIGHT 1987 - THE AMERICAN INSTITUTE OF ARCHITECTS. 1735 NEW YORK AVENUE N. W., WASHINGTON DC 20006-5292. Unlicensed photocopying violates U.& copyright laws arid is sublet to legal prosecution. This document was electronically produced with permission of the AIA and can be reproduced without violation until the date of expiration as noted below.

Electronic Format A III - 1987
User Document: SLWrR111.Doc - 10/28/1997. AIA License Number 101015, which expires on 9/7/1998--Page #12

                                END OF EXHIBIT

EXHIBIT "A"

Allowances: The following allowances are included within the Guaranteed Maximum Price. If the actual cost of any one particular item is less than the allowance, 100% of the savings will accrue to the Owner. If any cost is exceeded, due to selection and approval of Owner, the additional cost will be added to the Guaranteed Maximum Cost by way of a properly executed Change Order.

1. Artist Glass: $243,200.00
   Anticipated items of Work for the supplier of the Artist Glass for the amount referenced above:

   a. Furnishing of 3/8" high performance glass material (or other material as proposed by the Artist and approved by the Owner).
   b. Freight and handling expenses of the raw material.
   c. Overhead, facilities, labor, equipment, and materials required for manufacture of the Art Glass.
   d. Freight, insurance, off-loading, and installation of the completed Art Glass.
   e. Installation will include shipping the existing protective 1/4" glass and the Art Glass to an approved glass plant hermetically sealing the Art Glass to the existing 1/4" tempered protective glass and re-installation of the sealed unit in place. Note: Removal and stock-piling of the existing 1/4" tempered glass is included in the Guaranteed Maximum Price and will be conducted by the Glass SubContractor.

2.    Signage: $55,900.00 (Exterior and interior)
      Anticipated items of Work for the supplier and installer of the exterior and interior signage:
   a. Design and Proposal
   b. Manufacture and installation of two monument signs, two site directional signs, building entrance sign, exterior building cast letters, directory, lobby entrance signs and room signage.

3.    Banking Equipment: $226,885.00
      The banking equipment manufacturer and installer included in the Guaranteed Maximum Cost is Diebold incorporated. Diebold, inc. is the low responsive bidder for this equipment, and is the recommendation of the Contractor to the Owner.

                                END OF EXHIBIT

EXHIBIT "B"

Fixed Fee Schedule: The following fixed fees are included in the Guaranteed Maximum Cost. The General Condition items and the Contractors field staff fixed fees are based on the project duration as shown adjacent to each item. If the project is extended due to Owner approved changes in project scope, the additional time will be added to the Guaranteed Maximum Cost The items to be included for extension of time are the cost of the added Work and for the General Conditions and Contractor's field staff (Project Manager and Superintendent) by way of a properly executed Change Order and by a direct ratio of the stated monthly fees.

Fixed Fee items:
1.  PUD Exhibits:                             $ 9,000.00
2.  Pre-Construction Fee:                     $10,000.00
3.  Civil Engineering Fee:                    $40,000.00
4.  Soils Analysis & Recommendations:         $ 6,000.00
5.  Landscape Design Fee:                     $10,000.00
6.  Architect's Additional Services (3rd      $ 7,132.50
    floor rev.)
7.  General Conditions:                       $ 3,222.22 per month for 18 months
8.  Project Manager                           $ 5,000.00 per month for 18 months
9.  Project Superintendent:                   $ 4,000.00 per month for 19 months
10. Taxes & insurance (29%)                   On Project Manager & Super. Only

General Notes of Clarification:

1. The Architect's fee is based on 6% of the actual construction cost at the completion of the project. The Anticipated Architect's fee is included in the Guaranteed Maximum Cost from inception through the Construction Document Phase. All Architectural and Landscaping construction administration costs will be tHe responsibility of the Owner by separate agreement.
2.  The General Conditions referenced above contains the following items:
    a. Builders Risk insurance
    b. Contractor site office trailer expenses
    c. Contractor mobilization expenses
    d. Contractor vehicle and fuel expenses
    e. Contractor postage expenses
    f. Contractor site office utility expenses
    g. Contractor site and principle office telephone expenses
    h. Contractor progress photograph expenses
    i. Contractor document reproduction expenses
    j. On-site & Off-site office equipment expenses
    k. Project Sign,
    l. Contractor safety equipment expenses
    m. Contractor, storage trailer expenses
    n. As-Built Drawings & Specification production

                                END OF EXHIBIT

EXHIBIT "C"

List of Specifications dated August 1, 1997

Section:       Title:                                       Pages:
00110          Supple. Instructions To Sub-Bidders          1
00200          Information Available To Bidders             1
00500          Agreement Form                               1
00700          General Conditions                           1
00800          Supplementary Conditions                     5
01060          Regulatory Requirements (Addenda 1)          2
01110          Supplementary Work                           1
01330          Submittals                                   3
01400          Quality Control                              3
01500          Const. Facilities & Temp. Controls           3
01600          Material & Equipment                         2
01780          Contract Close-Out                           3
02218          Landscape Grading (Addenda 2)                2
02310          Grading                                      2
02320          Excavating, Back-filling & Compacting        3
02362          Termite Control                              2
02475          Drilled Concrete Piers (Caissons)            2
02620          Foundation Drainage Systems                  2
02765          Stamped Patterned Concrete                   2
02811          Underground Sprinkler System (Add. 2)        5
02938          Sodding (Addenda #2)                         3
02950          Trees, Shrubs & Ground Cover                 4
03300          Concrete                                     3
04100          Mortar                                       1
04300          Unit Masonry System                          4
04720          Cast Stone                                   4
05120          Structural Steel                             2
05210          Steel Joists                                 2

05310          Steel Deck                                      2
05400          Cold Formed Metal Framing                       2
05509          Metal Fabrications                              3
05530          Ornamental Handrails                            2
06100          Rough Carpentry                                 2
06400          Architectural Woodwork                          4
07130          Bentonite Waterproofing                         4
07210          Building insulation                             2
07241          Exterior insulation & Finish System             2
07420          Composite Metal Wall Panels                     4
07530          Modified Bitumen Sheet Roofing                  3
07600          Flashings & Sheet Metal                         1

Exhibit "C" Continued:

07724          Roof Hatches                                    2
07920          Joint Sealants                                  2
08110          Standard Steel Doors & Frames                   2
08210          Flush Wood Doors                                2
08305          Access Panels                                   1
08331          Overhead Wood Counter Doors                     2
08410          Alum. Storefront & All-Glass System             5
08710          Door Hardware                                   2
08800          Glazing                                         2
09260          Gypsum Board Systems                            3
09300          Tile                                            2
09511          Suspended Acoustical Ceilings                   2
09650          Resilient Flooring                              2
09686          Carpet                                          1
09900          Painting                                        3
09955          Vinyl Coated Fabric Wall Covering               3
10155          Toilet Compartments                             2
10270          Access Flooring                                 3
10350          Flagpoles                                       3
10522          Fire Extinguishers & Cabinets                   2
10530          Protective Canopies                             2
10800          Toilet & Barn Accessories                       2
11132          Projection Screen                               2
12480          Floor Mats & Frames                             2
12511          Horizontal Louver Blinds                        2
14240          Hydraulic Elevator                              5
15010          Mechanical Special Conditions                   6
15245          Vibration isolators                             1
15260          Piping Insulation                               4
15280          Equipment insulation                            4
15290          Ductwork insulation                             3
15325          Sprinkler Systems                               2
15410          Plumbing Piping                                 8
15430          Plumbing Specialties                            5
15440          Plumbing Fixtures                               3
15510          Hydronic Piping                                 8
15515          Hydronic Specialties                            5
15541          Ground Source Circulating Pumps                 4
15542          Frame Mounted End Suction Cent Pumps            4
15543          Variable Frequency Drives                       7

15755          Closed Circuit, Earth Coupled Heat Exch.        2
15790          Packaged Heat Pumps                             2
15860          Centrifugal Fans                                4
15870          Power Ventilators                               2


Exhibit "C" Continued:

15890          Ductwork                                        4
15910          Ductwork Accessories                            3
15940          Air Outlets & Inlets                            2
15990          Testing, Adjusting & Balancing                  7
16010          Electrical Special Conditions                   9
16111          Conduit                                         5
16123          Building Wire and Cable                         5
16130          Boxes                                           3
16170          Grounding & Bonding                             3
16190          Supporting Devices                              2
16466          Feeder & Plug-In Busway                         3
16470          Panelboards                                     4
16477          Fuses                                           2
16501          Lamps                                           1
16502          Ballast & Accessories                           2
16721          Fire Alarm Systems                              13

                                 End of Exhibit

Exhibit "D"

List of Drawings dated August 1, 1997 unless a different date is shown below

CIVIL DRAWINGS:

Number      Title:                                         Date:

1 of 1      Sanitary Sewer Plan & Profile                  5/6/97
1 of 5      Existing Conditions & Demo. Plan (PFPI)        5/21/97
2 of 5      Utica Curb-line Reconfiguration Plan (PFPI)    5/21/97
3 of 5      Public Sidewalk Plan & Details (PFPI)          5/21/97
4 of 5      Drainage Area & Storm Sewer Lay-Out (PFPI)     5/21/97
5 of 5      Storm Sewer Profile/Alignment Plan (PFPI)      5/21/97
C-1         Grading/Paving Plan                            5/6/97
C-2         Grading/Paving Plan                            5/6/97
C-3         Paving Plan                                    5/6/97

LANDSCAPE DRAWINGS:

Number:     Title:                                         Date:

L-1         Landscape improvements - Planting              9/22/97
L-2         Landscape improvements - Planting              7/15/97

ARCHITECTURAL DRAWINGS:

Number    Title:                                            Date:

A101      First Level Floor Plan
A101.1    First Level Exterior Dimension Plan
A101.2    First Level Interior Dimension Plan
A101.3    First Level Furniture, Flooring & Finish Plan
A101.4    First Level -- Exterior Dimension Plan Revised 9/26/97
Al02      Second Level Floor Plan
A102.2    Second Level Interior Dimension Plan
A102.3    Second Level Furniture, Flooring & Finishes Plan
A103      Third Level Floor Plan
A103.1    Third Level Exterior Dimension Plan
A103.2    Third Level Interior Dimension Plan
A103.3    Third Level Furniture, Flooring, & Finishes Plan
A104      Fourth Level Floor Plan
A104.1    Fourth Level Exterior Dimension Plan
A104.2    Fourth Level Interior Dimension Plan
A104.3    Fourth Level Furniture, Flooring, & Finishes Plan
A105      Roof Plan

EXHIBIT "D" CONTINUED

Number           Title:  Date:

A106             Drive-Thru Plan
A200             Exterior Elevations and Building Section
A201             Exterior Elevations
A300             Stair Sections
A301             Stair Plans & Details
A302             Stair Details
A303             Elevator Plans & Details
A401             First Level Reflected Ceiling Plan
A402             Second Level Reflected Ceiling Plan
A403             Third Level Reflected Ceiling Plan
A404             Fourth Level Reflected Ceiling Plan
A405             Ceiling Details
A406             Ceiling Details
A500             Door Schedule And Details
A501             Foundation Details
A502             Foundation Details
A503             Details
A504             Details
A505             Details
A506             Details
A507             Details
A508             Details
A509             Details
A510             Details

A511           Section, Elevation and Details
A512           Atrium Details
A513           Building Section & DetaIls
A514           Night Depository Details
A600           Finish Schedule and Wail Type Legend
A601           Enlarged Plans & interior Elevations
A602           Interior Elevations & Details
A603           Interior Elevations
A604           Interior Elevations
A605           Interior Elevations & Sections
A608           Second Level Interior Elevations
A609           Second Level interior Elevations

Exhibit "D" Continued

STRUCTURAL DRAWINGS:

Number      Title:                               Date:
S101        Foundation Plan                      9/12/97
S102        Second Floor Framing Plan            8/22/97
S103        Third Floor Framing Plan             8/22/97
S104        Fourth Floor Framing Plan            8/22/97
S105        Roof Framing Plan                    8/22/97
S106        Structural Detail                    8/22/97
S107        Schedule & Details                   8/22/97
S108        Enlarged Detail                      8/22/97
S109        Enlarged Detail                      8/22/97
S110        Enlarged Detail                      8/22/97
S111        Enlarged Detail                      8/22/97
S112        Enlarged Detail                      8/22/97

MECHANICAL DRAWINGS:

Number      Title:                               Date:

M101        First Level HVAC Plan
M102        Second Level HVAC Plan
Ml03        Third Level HVAC Plan
Ml04        Fourth Level HVAC Plan
M200        Details & Schedules
M201        Details & Schedules

PLUMBING DRAWINGS:

Number:     Title:                               Date:
P100        Site Plan Wells Layout
P101        First Level Plumbing Plan
P102        Second Level Plumbing Plan
P103        Third Level Plumbing Plan
P104        Fourth Level Plumbing Plan
P105        Roof Drains
P200        Plumbing Details & Schedules
P300        Piping isometric

P400        Piping Diagram


Exhibit "D" Continued

ELECTRICAL DRAWINGS:

Number              Title:

SE100          Site Electrical
E101           First Level Lighting Plan
E101.1         First Level Power & Communication Plan
E101.2         First Level HVAC Wiring
E102           Second Level Lighting Plan
E102.1         Second Level Power & Communication Plan
E102.2         Second Level HVAC Wiring
E103           Third Level Lighting Plan
El03.1         Third Level Power & Communication Plan
El03:2         Third Level HVAC Wiring
El04           Fourth Level Lighting Plan
E104.l         Fourth Level Power & Communication Plan
El04.2         Fourth Level HVAC Wiring
El05           Roof Level Lighting & Power Pan
E200           Electrical and Telephone Risers


                                END OF EXHIBIT